Exhibit 99.1

Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com Media Contact: Dominick DiRocco (732) 239-4462 ddirocco@sjindustries.com

New Jersey Board of Public Utilities Approves Proposed Acquisition of South Jersey Industries by Infrastructure Investments Fund

FOLSOM, NJ, and NEW YORK, January 25, 2023 – South Jersey Industries, Inc. (NYSE: SJI) (SJI) and the Infrastructure Investments Fund (IIF), a private investment vehicle focused on investing in critical infrastructure assets, today announced that the New Jersey Board of Public Utilities (NJ BPU) has unanimously approved IIF’s proposed acquisition of SJI.

Under the terms of the NJ BPU approval, SJI has made the following commitments, among others:

•
$75 million in financial benefits for Elizabethtown Gas and South Jersey Gas customers including, a rate credit to all customers and bill relief for certain accounts in arrears due to the COVID-19 pandemic.

•	$5 million in community support contributions which may include charitable, educational, community support and economic development efforts.
•	$2.5 million in contributions to NJ SHARES (not earmarked for Elizabethtown Gas or South Jersey Gas customers), to assist New Jersey’s low-income customers with payment of their utility bills.

SJI and IIF issued the following statement:

We are pleased that the NJ BPU recognizes the significant benefits this partnership presents for the communities in which SJI operates. The NJ BPU’s approval marks the final regulatory approval needed to complete the transaction, which we expect to occur on February 1, 2023.

As a result of the transaction, shares of common stock, $1.25 par value per share, of SJI will cease to be listed for trading on the New York Stock Exchange (the NYSE). In connection with the transaction, SJI also has provided notice to NYSE that it is voluntarily delisting its 5.625% Junior Subordinated Notes due 2079 and its Corporate Units from the NYSE. A Form 25 with respect to the delisting will be filed on or about February 6, 2023.

SJI expects that prior to the closing of the transaction, SJI’s board of directors will declare a “stub period” dividend as allowed by the terms and provisions of the merger agreement for the transaction. SJI expects that the dividend, as and when declared by the board of directors, will be in an amount equal to $0.1499 per share of common stock (which reflects the most recent regular quarterly dividend rate of $0.3100 per share, divided by 91 days, and multiplied by the number of days from and including December 20, 2022, the day after the record date for the most recent regular quarterly dividend, to and including the day on which the closing of the transaction is expected to occur). SJI expects that the “stub period” dividend, as and when declared by the board of directors, will be payable to the holders of record of common stock as of the close of business on the last day that common stock is traded on the NYSE, which is expected to be February 1, 2023.

About SJI

SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE).  SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.